Exhibit 99.1

July 14, 2003

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Media may contact:

Eloise Hale, Bank of America, 704.387.0013

eloise.hale@bankofamerica.com

Bank of America earns record $2.7 billion in second quarter;

Earnings per share rise 29%

Shareholder Value Added grows 70% to $1.41 billion

Revenue rises 12%

Mortgage banking income quadruples to $559 million

Core deposits grow 9%

Equities, Mortgage-backed securities achieve

significant market share gains

Large corporate charge-offs hit three-year low

CHARLOTTE — Bank of America Corporation today reported record earnings of $2.74 billion for the second quarter, or $1.80 per share (diluted), 23 and 29 percent increases, respectively, from $2.22 billion, or $1.40 per share, a year ago. The return on common equity increased to 21.86 percent.

Broad-based gains across most product lines reflect the success of the company’s customer relationship strategy. Strong gains were achieved in such products as mortgage, debit and credit card, deposits and loans. The company had its best quarter ever in investment banking and continued to make significant progress building its asset management business. In addition, loan charge-offs declined 13 percent from a year earlier.

“These strong results show that we are realizing our potential as the best and most diverse franchise in US banking,” said Kenneth D. Lewis, chairman and chief executive officer. “These are the results that our customer-focused strategy intended to produce and they will continue to differentiate Bank of America in the eyes of customers and investors.”

“While the consumer bank continues to significantly drive earnings, the core results in our market-related businesses are positive,” Lewis said. “And I am especially excited about the increase in customer metrics such as satisfaction across all of these businesses.”

Net income for the first half of 2003 was $5.16 billion, or $3.39 per share (diluted), 17 and 22 percent increases, respectively, from $4.40 billion, or $2.77 per share, a year ago.

Second Quarter Financial highlights (compared to a year earlier)

•	Return on assets grew to 1.42 percent.

•	Mortgage originations reached a record $40 billion.

•	Mortgage banking, card and investment banking all achieved record revenue:

-	Card income increased 23 percent to $762 million.

-	Mortgage banking income increased 305 percent to $559 million.

-	Investment banking income increased 5 percent to $488 million.

•	Net loan charge-offs hit a two-year low of $772 million.

•	Marsico Capital Management increased its assets under management 49 percent to $20.8 billion on strong inflows amid solid performance.

•	The consumer and commercial bank’s efficiency ratio dropped to 47 percent.

Customer highlights (compared to a year earlier)

•	The number of customers expressing the highest level of satisfaction with the company increased 14 percent. This equates to an increase of 1.5 million customers being highly satisfied with their banking experience. These customers are more likely to expand their relationships and refer others to the bank. In addition:

•	Checking account satisfaction increased 9 percent.

•	Small-business satisfaction with the bank increased 7 percent.

•	Online banking satisfaction increased 6 percent.

•	Problem incidence decreased 9 percent.

•	The company closed the quarter with 74 percent of its mutual fund assets in the top two Lipper quartiles for investment performance over three years.

•	Product sales in the banking centers increased 32 percent.

•	In the first half of the year, the company’s market share in the US equities and equity-related securities business increased to 7.5 percent from 2.9 percent in the same time-period a year ago. Mortgage-backed securities’ market share increased to 8.5 percent from 5.5 percent.

•	The company is on target to reach its goal of increasing consumer checking accounts by one million this year. Year to date, the company has opened 560,000 net new accounts as consumers continue to be attracted to the My Access Checking™ product.

Revenue

Revenue grew 12 percent from the previous year to $9.78 billion on a fully-taxable equivalent basis.

Net interest income increased 5 percent to $5.52 billion on a fully-taxable equivalent basis, driven by consumer loan growth, and by higher mortgage warehouse levels, core funding levels, discretionary portfolios levels, and trading-related assets. These factors were partially offset by the impact of lower interest rates and declines in various loan portfolios.

Net interest yield declined 42 basis points to 3.33 percent. Half of the decline was due to asset growth supporting the initiative to increase distribution to Global Corporate & Investment Bank customers.

Noninterest income increased 22 percent to $4.26 billion. Strong refinance levels continued to drive higher mortgage banking income results. Card income rose as a result of an increase in transaction volume. Investment banking income rose as a result of strong securities underwriting. Total service charges increased 6 percent.

Other income was up due primarily to $282 million in gains on residential loan sales taken to reduce prepayment risk.

During the quarter, the company realized $296 million in net securities gains as the discretionary portfolio was repositioned in line with market conditions.

Efficiency

Expenses increased 13 percent from a year ago to $5.06 billion. This growth was driven by the development and launch of several new marketing campaigns, an increase in employee incentives and benefits costs and an increase in litigation reserves. This quarter, the company also recorded a pre-tax impact of $32 million related to expensing employee stock options. The efficiency ratio was 51.73 percent.

Credit quality

Credit losses declined from the prior quarter and year and were at their lowest level since first quarter 2001. While there were significant declines in loan losses, the company continues to remain cautious about the large corporate portfolio. The middle market and consumer portfolios remain stable. Managed consumer credit card losses increased, reflecting the growth and seasoning of the portfolio as well as the impact of the economy.

•	Provision for credit losses was $772 million, down 7 percent from $833 million in the first quarter and down 13 percent from $888 million a year earlier.

•	Net charge-offs were also $772 million, or 0.88 percent of loans and leases, down from $833 million, or 0.98 percent, in the first quarter and down from $888 million, or 1.06 percent, a year earlier.

•	Nonperforming assets were $4.43 billion, or 1.23 percent of loans, leases and foreclosed properties as of June 30, 2003. This was down 12 percent from the first quarter and down 10 percent from $4.94 billion a year earlier.

•	The allowance for credit losses, at $6.84 billion or 1.90 percent of loans and leases, was virtually unchanged from both the first quarter and the prior year. As of June 30, 2003, the allowance for credit losses represented 163 percent of nonperforming loans, up from 143 percent in the first quarter and 148 percent a year earlier.

Capital management

Total shareholders’ equity was $51.0 billion at June 30, 2003, up 7 percent from a year ago and represented 7 percent of period-end assets of $769 billion. The preliminary Tier 1 Capital Ratio was 8.08 percent, a decrease of 1 basis point from a year ago and 12 basis points from the March 31, 2003 level.

During the quarter, Bank of America issued 29 million shares related to employee options and stock ownership plans, and repurchased 30 million shares. Average common shares outstanding were 1.49 billion in the second quarter, down 3 percent from 1.53 billion a year earlier.

Consumer and Commercial Banking

Consumer and Commercial Banking (CCB) earnings rose 18 percent from a year ago, to $1.87 billion. Total revenue grew 15 percent to $6.59 billion while noninterest expense was up 12 percent, driven primarily by volume-related expenses in mortgage banking. Return on equity was 39 percent and SVA grew $325 million to $1.38 billion.

Improved results reflected the ongoing strength of the consumer and middle market businesses. Mortgage originations reached a record $40 billion. Credit and debit card purchase volumes increased 9 and 19 percent, respectively, and managed outstandings increased 11 percent. Checking, credit card and debit card accounts also increased.

Noninterest income was up 30 percent to $2.62 billion, driven by higher mortgage banking income, card income and consumer service charges. It was also driven by a 38 percent increase in middle market investment banking income.

Net interest income increased 7 percent to $3.97 billion. Average loans grew 3 percent. Consumer loans grew 6 percent as customers continued to take advantage of the interest rate environment for home equity lines and automobile loans, while credit card increased due to higher outstandings related to growth in new accounts. This was partially offset by a 2 percent decline in the commercial loan portfolio. However, the commercial portfolio grew from the first quarter, as did commercial deposits.

Global Corporate and Investment Banking

Global Corporate and Investment Banking (GCIB) earned $440 million, down 14 percent from a year ago. Revenue decreased 2 percent to $2.26 billion while expenses increased 10 percent. Return on equity was 18 percent and SVA decreased $8 million to $175 million.

The quarter was marked by the strength of the core debt business as investment banking and high yield, high grade and mortgage-backed securities trading continued to show strong results. In addition, there was a significant decline in credit costs. These trends were offset by markdowns of values on credit derivatives and losses in the commodities market.

Investment banking income increased 4 percent to $462 million from last year. The increase in fees was led by the strong demand for fixed income and equities. Total trading-related revenue in GCIB, which includes trading-related net interest income and trading fees, was $661 million, down 12 percent from last year due to mark to market losses on credit derivatives used to manage exposures in the large corporate loan portfolio.

Net interest income was up 4 percent to $1.20 billion from a year ago, primarily driven by the growth in trading assets as the company focuses on the investor/client sector. Period-end corporate loans and leases in the quarter were $46.6 billion, down from $61.7 billion a year earlier.

Asset Management

Asset Management net income rose 118 percent from a year ago to $144 million primarily as a result of lower provision expense. Despite more than 10% declines in average market indices, overall revenue decreased only 2 percent to $612 million. Expenses increased 2 percent, reflecting the increase in distribution capabilities over the last five quarters. Return on equity was 21 percent and SVA increased $72 million to $70 million.

Assets under management increased 7 percent to $315 billion, even as the S&P 500 dropped 2 percent, led by increases in money market and other short-term funds. Balances in equity funds grew 6 percent from a year earlier, led by the strong performance of the Marsico funds.

Continuing to focus on expanding distribution capabilities, Asset Management is on target to increase its number of financial advisors by approximately 20 percent again this year. Additionally, the business has rolled out the advice-focused High Net Worth client service model in 23 markets and will complete the rollout to all markets later this year.

Equity Investments

Equity Investments reported a loss of $28 million, compared to a loss of $55 million a year ago. Principal Investing reported cash gains of $87 million and $41 million in mark-to-market adjustments in the second quarter offset by $107 million in impairments.

Note: James H. Hance, Jr., vice chairman and chief financial officer, will discuss second quarter results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a webcast available on the Bank of America Web site at http://www.bankofamerica.com/investor/.

One of the world’s leading financial services companies, Bank of America is committed to making banking work for customers and clients like it never has before. Bank of America provides individuals, small businesses and commercial, corporate and institutional clients across the United States and around the world new and better ways to manage their financial lives.

Shares of Bank of America (ticker: BAC), the second largest banking company in the United States by market capitalization, are listed on the New York, Pacific and London stock exchanges. The company’s Web site is www.bankofamerica.com. News, speeches and other corporate information can be found at www.bankofamerica.com/newsroom.

Additional financial tables are available at www.bankofamerica.com/investor/.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions and related actions by the United States military abroad may adversely affect the company’s businesses and economic conditions as a whole; 4) changes in the interest rate environment reduce interest margins and impact funding sources; 5) changes in foreign exchange rates increases exposure; 6) changes in market rates and prices may adversely impact the value of financial products and assets; 7) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 8) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; and 9) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

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7

Bank of America

(Dollars in millions, except per share data; shares in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Financial Summary
Earnings	$2,738	$2,221	$5,162	$4,400
Earnings per common share	1.83	1.45	3.45	2.86
Diluted earnings per common share	1.80	1.40	3.39	2.77
Dividends per common share	0.64	0.60	1.28	1.20
Closing market price per common share	79.03	70.36	79.03	70.36
Average common shares issued and outstanding	1,494,094	1,533,783	1,496,827	1,538,600
Average diluted common shares issued and outstanding	1,523,306	1,592,250	1,524,715	1,586,836

Summary Income Statement
Net interest income	$5,365	$5,094	$10,574	$10,247
Noninterest income	4,255	3,481	7,940	6,921

Total revenue	9,620	8,575	18,514	17,168
Provision for credit losses	772	888	1,605	1,728
Gains on sales of securities	296	93	569	137
Noninterest expense	5,058	4,490	9,775	8,984

Income before income taxes	4,086	3,290	7,703	6,593
Income tax expense	1,348	1,069	2,541	2,193

Net income	$2,738	$2,221	$5,162	$4,400

Summary Average Balance Sheet
Loans and leases	$350,279	$335,684	$347,983	$331,765
Securities	95,614	67,291	81,776	70,399
Earning assets	663,500	562,192	638,435	555,688
Total assets	774,644	646,599	744,141	642,163
Deposits	405,307	365,986	395,587	365,198
Shareholders’ equity	50,269	48,274	49,837	47,867
Common shareholders’ equity	50,212	48,213	49,780	47,805

Performance Indices
Return on average assets	1.42%	1.38%	1.40%	1.38
Return on average common shareholders’ equity	21.86	18.47	20.90	18.55

Credit Quality
Net Charge-offs	$772	$888	$1,605	$1,728
% of average loans and leases	0.88%	1.06%	0.93%	1.05
Managed bankcard net charge-offs as a % of average managed bankcard receivables	5.74	5.59	5.50	5.51

	At June 30
	2003	2002
Balance Sheet Highlights
Loans and leases	$360,305	$340,394
Securities	114,529	83,163
Earning assets	655,684	552,416
Total assets	769,179	638,448
Deposits	421,935	360,769
Shareholders’ equity	51,016	47,764
Common shareholders’ equity	50,960	47,704
Book value per share	34.06	31.47
Total equity to assets ratio (period end)	6.63%	7.48%
Risk-based capital ratios:(1)
Tier 1	8.08	8.09
Total	11.95	12.42
Leverage ratio	5.93	6.47
Period-end common shares issued and outstanding	1,496,314	1,515,667
Allowance for credit losses	$6,841	$6,873
Allowance for credit losses as a % of loans and leases	1.90%	2.02%
Allowance for credit losses as a % of nonperforming loans	163	148
Nonperforming loans	$4,187	$4,642
Nonperforming assets	4,430	4,939
Nonperforming assets as a % of:
Total assets	0.58%	0.77%
Loans, leases and foreclosed properties	1.23	1.45
Nonperforming loans as a % of loans and leases	1.16	1.36
Other Data
Full-time equivalent employees	132,796	135,489
Number of banking centers	4,200	4,232
Number of ATM’s	13,250	12,827

(1)	2003 ratios are preliminary.

	Consumer and Commercial Banking	Asset Management	Global Corporate and Investment Banking	Equity Investments	Corporate Other
BUSINESS SEGMENT RESULTS
Three months ended June 30, 2003
Total revenue	$6,590	$612	$2,262	$(12)	$327
Net income	1,871	144	440	(28)	311
Shareholder value added	1,381	70	175	(84)	(128)
Return on average equity	38.5%	21.1%	17.8%	(5.5)%	n/m
Average loans and leases	$187,811	$22,866	$51,285	$414	$87,903

Three months ended June 30, 2002
Total revenue	$5,723	$622	$2,306	$(84)	$176
Net Income	1,587	66	509	(55)	114
Shareholder value added	1,056	(2)	183	(120)	(283)
Return on average equity	33.1%	11.4%	18.3%	(10.1)%	n/m
Average loans and leases	$182,012	$24,308	$64,114	$448	$64,802
n/m = not meaningful

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
SUPPLEMENTAL FINANCIAL DATA
Taxable-equivalent basis data
Net interest income	$5,524	$5,262	$10,885	$10,509
Total revenue	9,779	8,743	18,825	17,430
Net interest yield	3.33%	3.75%	3.42%	3.80%
Efficiency Ratio	51.73	51.34	51.93	51.54
Reconciliation of net income to shareholder value added
Net income	$2,738	$2,221	$5,162	$4,400
Amortization expense	54	55	108	110
Capital charge	(1,378)	(1,442)	(2,716)	(2,844)

Shareholder value added	$1,414	$834	$2,554	$1,666